                                Exhibit 10-77

                     AMENDED AND RESTATED CREDIT AGREEMENT


  This Amended and Restated Credit Agreement dated as of 11/20, 1992, is between Bank of America National Trust and Savings Association (the "Bank") and Carl Karcher Enterprises, Inc. (the "Borrower").


                                    Recitals

  Whereas, Bank and Borrower have entered into that certain Credit Agreement dated as of December 15, 1989, as amended (collectively, the Agreement"); and

  Whereas, Bank and Borrower desire to amend and restate in its entirety the terms and provisions of the Agreement as herein provided.


                                     Agreed

  Now, Therefore, in consideration of the foregoing recitals, Borrower and Bank mutually agree to amend and restate in its entirety the Agreement as follows:

1. LINE OF CREDIT AMOUNT

   1.1   Line of Credit Amount.

     (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The initial amount of the line of credit (the "Commitment") is Thirty Million Dollars ($30,000,000); provided however, that on the first day of each calendar month following each fiscal quarter ("Commitment Reduction Date") set forth below the Commitment shall be reduced to the amount shown opposite such date.

                                            Commitment                                       Commitment
                                          Reduction Date                                     Reduced to:
                                          --------------                                     -----------
                                         February 1, 1993                                    $29,000,000
                                         June 1, 1993                                        $28,000,000
                                         September 1, 1993                                   $27,000,000
                                         December 1, 1993                                    $26,000,000
                                         February 1, 1994                                    $25,000,000
                                         June 1, 1994                                        $24,000,000

     (b) This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.





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     (c)  Each advance must be for at least One Hundred Thousand Dollars
   ($100,000), or for the amount of the remaining available line of credit, if less.

     (d) The Borrower agrees not to permit at any time the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed to exceed the Commitment. If such outstandings exceed the Commitment, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

   1.2 Availability Period. The line of credit is available between the date of this Agreement and June 30, 1994 (the "Expiration Date") unless the Borrower is in default.

   1.3   Interest Rate

     (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate plus .25 percentage points.

     (b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank man price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

   1.4   Repayment Terms

     (a) The Borrower will pay interest on January 1, 1993, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

     (b) The Borrow will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any amount bearing interest at an optional interest (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.





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   1.5   Optional Interest Rates.  Instead of the interest rate based on the
  Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the first day of every month and on the last day of each interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

   1.6 Offshore Rate. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the greater of (i) Offshore Rate plus 1.50 percentage points and (ii) the sum of the Reference Rate plus .25 percentage points, minus .75 percentage points.

  Designation of an Offshore Rate portion is subject to the following requirements:

     (a) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than six months. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

     (b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

     (c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                                  Offshore Rate =     Grand Cayman Rate
                                                  (1.00 - Reserve Percentage)

   Where,

       (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

       (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined





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     in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

     (d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

     (e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

     (f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

       (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

       (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

     (g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing

       (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore Dollar inter-bank market; or

       (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

   1.7 Letters of Credit. This line of credit may be used for financing standby letters of credit with a maximum maturity of 365 days but not to extend more than 180 days beyond the Expiration Date. The amount of letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Five Hundred Thousand Dollars ($500,000).





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  The Borrower agrees:

     (a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

     (b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

     (c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

     (d) to sign the Bank's form Application and Agreement for Standby Letter of Credit.

     (e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

     (f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

     (g) if the line of credit is terminated for any reason, Borrower will immediately deliver to the Bank as collateral, cash or cash equivalents acceptable to the Bank, in the amount of all outstanding letters of credit (including amounts drawn on letters of credit and not yet reimbursed), together with such security agreements as Bank may require.

2. FEES AND EXPENSES

   2.1 Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, then the Borrower will pay the Bank a fee for each waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

   2.2   Expenses.

     (a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement.





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       Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

3. DISBURSEMENTS, PAYMENTS AND COSTS

   3.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

   3.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

       (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

       (b) made for the account of the Bank's branch selected by the Bank from time to time;

       (c) made in immediately available funds, or such other type of funds selected by the Bank;

       (d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

3.3   Telephone Authorization

       (a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individual signer(s) of this Agreement or a person or persons authorized by any one of the signer(s) of this Agreement.

       (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14585-20411, or such other accounts with the Bank as designated in writing by the Borrower.

       (c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by a signer of this Agreement or a person authorized by a signer. This indemnity and excuse will survive this Agreement's termination.





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    3.4   Direct Debit (Pre-Billing).

          (a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 14585-20411 (the "Designated Account") on the date each payment of principal and interest from the Borrower becomes due
    (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

          (b) Approximately 5 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts of principal and interest that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

          (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount of principal due and interest accrued (collectively, the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

               (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

               (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

    Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

         (d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designate Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

    3.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for





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business in California and dealing in offshore dollars.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

    3.6 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

          (a)  any reserve or deposit requirements; and

          (b) any capital requirements relating to the Bank's assets and commitments for credit.

    3.7 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

    3.8 Interest on Late Payments. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus 2 percentage points. This may result in compounding of interest.

    3.9 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2 percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

4. CONDITIONS

   The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

    4.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.





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   4.2   Other Items.  Any other items that the Bank reasonably requires.

5. REPRESENTATIONS AND WARRANTIES

   When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

   5.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

   5.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

   5.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

   5.4 Good Standing. In each state in which the borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

   5.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

   5.6 Financial Information. All financial and other information that has been or will be supplied to the Bank, is:

         (a) sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition.

         (b)  in form and content required by the Bank.

         (c)  in compliance with all government regulations that apply.

   5.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

   5.8 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required





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and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

   5.9 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

   5.10 Income Tax Returns. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

   5.11 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

   5.12  ERISA Plans.

         (a) The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

         (b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

         (c) No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

         (d)  No proceeding has been commenced with respect to a Plan under
   Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

         (e) The following terms have the meanings indicated for purposes of this Agreement:

              (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

              (ii) "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

              (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.





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       (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

6. COVENANTS

   The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

   6.1 Use of Proceeds. To use the proceeds of the initial advance only for the repayment of term note #00-00-0035-6 and term note #00-00- 0036-4 in favor of Bank, and use all other proceeds of the credit for working capital, restaurant development costs and for other general corporate purposes.

   6.2 Financial Information. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

         (a) Within 100 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank.

         (b) Within 50 days of each fiscal quarter end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared.

         (c) Within 30 days after the end of each four (4) week operating period, a copy of Borrower's prepared summary operating statement describing variances from the business plan required under Paragraph 6.2(f) the causes of such variances, and their projected impact on Borrower's operations.

         (d) Copies of the Borrower's Form 10-K Annual Report within 100 days of Borrower's fiscal year end, Form 10-Q Quarterly Report within 50 days of the end of each fiscal quarter, and Form 8-K Current Report within 15 days after the date of filing with the Securities and Exchange Commission.

         (e) Within 30 days of each period's end, the Borrower's property and/or building for sale or leaseback report in form acceptable to Bank.

         (f) Within 10 days of each fiscal year end, Borrower's financial forecast by fiscal quarter for the next fiscal year, and on a fiscal year end basis for the following





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     four fiscal years.  Financial forecast to include balance sheet, operating statement (including components of other income), operating cash flow statement, and a schedule showing compliance with all financial covenants; and for the immediately succeeding fiscal year, a detailed capital budget report.

         (g) Within 50 days of the end of each fiscal quarter, a report listing all of Borrower's marketable securities and other investments, such report to be in form acceptable to Bank.

         (h) Within 50 days of the end of each fiscal quarter, a report listing all of the Borrower's notes receivable including debtor's name, terms, due date, balance owing, such report to be in form acceptable to Bank.

   6.3 Current Ratio. To maintain a ratio of current assets to current liabilities of at least .80:1.0.

   6.4 Tangible Net Worth. As of each date indicated below, achieve and maintain a Tangible Net Worth that is greater than the Tangible Net Worth as of the last day of the immediately prior fiscal year as indicated below, by at least the amount set opposite such date:

                                              Minimum Semi-Annual increase
                                               in Tangible Net Worth over
                     Date                         Prior Fiscal Year End
               ---------------                 ----------------------------
               August 09, 1993                        $6,500,000
               August 15, 1994                        $6,500,000



                                                Minimum Annual increase
                                               in Tangible Net Worth Over
                  Date                            Prior Fiscal Year End
            ----------------                    --------------------------
            January 25, 1993                        $ 9,000,000
            January 31, 1994                        $11,000,000

For the purposes of this Agreement, "Tangible Net Worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors or shareholders of the Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.





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    6.5   Debt to Tangible Net Worth.  To maintain a ratio of total liabilities to Tangible Net Worth not exceeding the amounts indicated for each period specified below:

     Period                                      Ratio
     ------                                      -----
     August 10, 1992                            2.25:1.0
      through January 24, 1993

     January 25, 1993                           2.00:1.0
      through January 30, 1994

     January 31, 1994 and                       1.75:1.0
      thereafter

"Total liabilities" means the sum of current liabilities plus long term liabilities.

    6.6 Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio at least equal to 1.00 to 1.00. For purposes of this Agreement, 'Fixed
Charge Coverage Ratio' means the following calculation, expressed as a ratio for any fiscal period: (a) the difference between EBITDA and the net gain realized on sales of fixed assets (or the sum of EBITDA and the net loss incurred on sales of fixed assets) divided by (b) the sum of (i) interest and tax expense, (ii) dividends paid, (iii) current portion of long-germ debt,
(iv) current portion of capital leases, and (v) the difference between (A) the total price of fixed assets purchased and (B) the total principal amount of loans incurred to finance such purchases and the total amount of cash proceeds realized from any sales of fixed assets; 'EBITDA' means earnings before interest and tax expense, depreciation, amortization, and other non-cash charges. This ratio shall be calculated quarterly using the results of the fiscal quarter then most recently ended and the immediately preceding three (3) quarters together with the full current portion of long-term debt and current portion of capital leases.

    6.7 Liquidity. Maintain marketable securities and other long term investments, valued at the lower of cost or market value, that are unencumbered except for security interests in favor of brokers security margin loans, that have a total market value, net of such brokers' loans, at least equal to 70% of the sum of the outstanding principal balance of all term debt owing by Borrower to Bank and the amount of the Commitment hereunder through fiscal year end 1993, and, at least equal to 75% of the sum of the outstanding principal balance of all term debt owing by Borrower to Bank and the amount of the Commitment hereunder at all times thereafter.

    6.8 Notes Receivable. Not permit the aggregate amount of all notes receivable (including notes receivable from





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
affiliates, officers, directors and shareholders of Borrower) to exceed Thirty Million Dollars ($30,000,000).

    6.9 Restaurant Property Costs. Not permit the aggregate amount of Restaurant Property costs to exceed Fifteen Million Dollars ($15,000,000) in any fiscal period. For the purposes of this Agreement, "Restaurant Property Costs" means the current asset item shown as "Restaurant Property Costs to be Reimbursed or Sold and Leased Back" on Borrower's financial statements.

    6.10 Other Debts. Not to have outstanding or incur any direct or contingent debts (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

          (a)  Acquiring goods, supplies, or merchandise on normal trade credit.

          (b) Endorsing negotiable instruments received in the usual course of business.

          (c)  Obtaining surety bonds in the usual course of business.

          (d) Debt and lines of credit having a maturity of one year or less which do not exceed a total amount of Five Hundred Thousand Dollars ($500,000) outstanding at any one time.

          (e) Additional debts for the acquisition or refinancing of real property and/or equipment securing such indebtedness.

          (f) Debts and contingent liabilities and leases in existence on the date of this Agreement and disclosed in writing to the Bank.

          (g) Borrower's obligations owing to the CIT Group/Equipment Financing, Inc. under that certain Program Agreement dated as of March 9, 1992 as such agreement is in effect on the date hereof; provided, however:

               (i) the total amount of all such obligations incurred in any fiscal year of Borrower may not exceed Five Million Dollars ($5,000,000); and

               (ii) the total amount of all such obligations may not exceed Ten Million Dollars ($10,000,000).





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
          (h) Contingent debts not to exceed $16,000,000 in the aggregate, including obligations under Paragraphs 6.10(f) and 6.10(g).

    6.11 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on any property relating to Restaurant
Property Costs and on any other property the Borrower now or later owns, except:

          (a)  Deeds of trust and security agreements in favor of the Bank.

          (b)  Liens for taxes not yet due.

          (c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

          (d) Additional purchase money security interests in personal or real property acquired after the date of this Agreement.

          (e) Lines relating to the refinancing of real property or equipment held as long term assets.

          (f) Liens on marketable securities or long term investments securing brokers margin loans.

    6.12 Capital Leases. Not to permit the aggregate payments due in any fiscal year under all capital leases incurred as a result of sale/leaseback transactions to exceed Two Million Dollars ($2,000,000).

    6.12 Stock Redemption. Nor to expend funds for the redemption of capital stock of the Borrow in excess of Two Million Dollars ($2,000,000) in any fiscal year, provided, however, that Borrower shall not redeem any of such stock unless (a) after giving effect to any such redemption Borrower will be in compliance with all financial covenants under this Agreement; (b) in any fiscal quarter in which Borrower redeems its stock, Borrower agrees to sell so many of its marketable securities such that the total sales price thereof equals or exceeds the price of the stock redeemed; and (c) in the fiscal quarter immediately preceding any such redemption Borrower's net after-tax income less any gains resulting from the sale of assets is not less than the following amounts for the periods indicated:





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

   Fiscal Quarter Ending              Amount
   ---------------------              ------

   August 10, 1992                  $4,500,000
   November 2, 1992                  2,000,000
   January 25, 1993                  2,000,000
   May 17, 1993                      3,500,000
   August 9, 1993                    2,000,000
   November 1, 1993                  3,500,000
   January 31, 1994                  2,000,000

    6.14 Operating Profit. Maintain an Operating Profit for each fiscal quarter. For the purposes of this Agreement "Operating Profit" means, income before interest expense and taxes, restructuring reserves, other income, and gains on sales of assets.

    6.15 Change of Ownership. Not to cause, permit, or suffer any change, direct or indirect, in the Borrower's capital ownership in excess of 50%.

    6.16  Notices to Bank.  To promptly notify the Bank in writing of:

          (a) any lawsuit over Five Hundred Thousand Dollars ($500,000) against the Borrower.

          (b) any substantial dispute between the Borrower and any governmental authority.

          (c)  any failure to comply with this Agreement.

          (d) any material adverse change in the Borrower's financial condition or operations.

          (e) any change in the Borrower's name, legal structure, place of business, or chief executive office.

    6.17  Books and Records.  To maintain adequate books and records.

    6.18 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.





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
    6.19 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

    6.20 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

    6.21 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

    6.22 Cooperation. To take any action requested by the Bank to carry out the intent of this Agreement.

    6.23 Insurance. To maintain insurance as is usual for the business it is in.

    6.24 Additional Negative Covenants. Not to, without the Bank's written consent:

          (a) engage in any business activities substantially different from the Borrower's present business.

          (b)  liquidate or dissolve the Borrower's business.

          (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

          (d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

          (e)  acquire or purchase a business or its assets.

          (f) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of its fixed or capital assets other than property relating to Restaurant Property Costs.

    6.25 Owned Restaurants. Maintain at least 365 company owned restaurants and a ratio of total company owned restaurants of not less than 45% of total restaurants on a system wide basis.

    6.26  ERISA Plans.  To give prompt written notice to the Bank of:

         (a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.





(17110.02)wsd/10/29/92
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
             (b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under
         Section 4041 of ERISA.

             (c)  any notice of noncompliance made with respect to a Plan under
         Section 4041(b) of ERISA.

             (d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

7. HAZARDOUS WASTE INDEMNIFICATION

     The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of the Borrower's obligations to the Bank.

8. DEFAULT

     If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If a bankruptcy petition is filed with respect to the Borrower, the entire debt outstanding under this Agreement will automatically be due immediately.

     8.1 Failure to Pay. The Borrower fails to make a payment under this Agreement within 5 days after the date when due.

     8.2 False Information. The Borrower has given the Bank false or misleading information or representations.

     8.3 Bankruptcy. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or the Borrower makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy





(17110.02)wsd/10/29/92
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
petition filed against the Borrower is dismissed within a period of 45 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

    8.4 Receivers. A receiver or similar official is appointed for the Borrower's business, or the business is terminated.

    8.5. Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

    8.6 Judgments. Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Three Million dollars ($3,000,000) or more in excess of any insurance coverage.

    8.7 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's financial condition or ability to repay.

    8.8 Material Adverse Change. A material adverse change occurs in the Borrower's financial condition, properties or prospects, or ability to repay the loan.

    8.9 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower has obtained from anyone else or which the Borrower has guaranteed.

    8.10 Other Bank Agreements. The Borrower fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank.

    8.11 ERISA Plans. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a Plan:

          (a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.





(17110.02)wsd/10/29/92
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
          (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

    8.12 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of fifteen
(15) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

9. ENFORCING THIS AGREEMENT; MISCELLANEOUS

    9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

    9.2   California Law.  This Agreement is governed by California law.

    9.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell parcitipations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

    9.4   Arbitration.

          (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

               (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

               (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

               (iii) Any violation of this Agreement; or





(17110.02)wsd/10/29/92
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
             (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

        (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

        (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

        (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

        (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

        (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

        (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

            (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

            (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in





(17110.02)wsd/10/29/92
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
   California Code of Civil Procedure Section 638 and the following related sections:

       (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

       (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

     (h) This provision does not limit the right of the Borrower or the Bank to:

       (i)  exercise self-help remedies such as setoff;

       (ii) foreclose against or sell any real or personal property collateral; or

       (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

         (A)  an interim remedy; and/or

         (B)  additional or supplementary remedies.

     (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

     (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

   9.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If





(17110.02)wsd/10/29/92
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
the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

   9.6 Costs. If the Bank incurs any expenses in connection with administering or enforcing this Agreement, or if the Bank takes collection action under this Agreement, it is entitled to costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

   9.7 Attorneys' Fees. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees (including any allocated costs of in-house counsel) incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.

   9.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

        (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

        (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

        (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

  In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

   9.9 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

   9.10 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

   9.11 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

   9.12  Amendment to Note.  The Borrower hereby amends that certain Note:
Principal in Installments with Interest Added





(17110.02)wsd/10/29/92
1672.FIN                                                             - 23 -
executed by Borrower in favor of Bank on November 14, 1989, as amended, in the original principal sum of $35,000,000 ("Fixed Rate Note"), to read as follows:

     "The Fixed Rate Note is subject to the terms and conditions of the Amended and Restated Credit Agreement dated as of 11/20, 1992, as it may be amended from to time; provided, further that if said Amended and Restated Credit Agreement is terminated prior to the maturity of this Fixed Rate Note, this Fixed Rate Note shall be subject to the terms and conditions of the Amended and Restated Credit Agreement in effect on the date of its termination."

This Agreement is executed as of the date stated at the top of the first page.

Bank of America National                  Carl Karcher Enterprises,
Trust and Savings Association             Inc.


By /s/  Deborah Miller                    By /s/  Loren Pannier
Title  Vice President                     Title Group VP-Finance Admin.



By _______________________                By /s/  Elaine Falbe

Title ____________________                Title VP-Treasurer

Address where notices to                  Address where notices to
the Bank are to be sent:                  the Borrower are to be sent:

3233 Park Center Dr., 5th Fl.             1200 North Harbor Blvd.
Costa Mesa, California 92626              Anaheim, California 92803





(17110.02)wsd/10/29/92
1672.FIN                                                             - 24 -